Exhibit 99.1

Exterran Corporation Announces First Quarter 2021 Results

Executing on $200 Million Exterran Water Solutions Contract Signed During the Quarter
Raising Full Year Adjusted EBITDA Guidance to $150-160 million
Capital Structure Strategy Review Underway to Drive Near-Term and Long-Term Success

HOUSTON, May 4, 2021 - Exterran Corporation (NYSE: EXTN) (“Exterran” or the “Company”) today reported first quarter financial results.

Andrew Way, Exterran’s President and Chief Executive Officer commented:

“I am proud of our team’s continued strong project execution, and safe and efficient work, throughout the first quarter. As previously announced, our Exterran Water Solutions (EWS) business was awarded a significant contract, worth approximately $200 million, that is accelerating the Company’s transition to a sustainable energy industrial business.

We are also encouraged by the improving macro environment. Global commercial activity continues to increase, and we are now tracking more than $2 billion of potential projects for our gas related business and over $1.5 billion of potential projects for our Water business over the next several years.

Based on our strong backlog and increased commercial activity, we are raising the low end of our full year 2021 guidance for adjusted EBITDA to $150 from $140 million, with an updated guidance range of $150-$160 million. We expect Exterran’s adjusted EBITDA to grow at a compounded rate of at least 15%, over the next two years, resulting in adjusted EBITDA of more than $200 million in 2023. We are excited about the strong momentum of our core business, as well as the EWS business’ bright prospects for continued growth and value creation.

Lastly, given increasing number of attractive projects in both our gas and water segments, we have embarked on a comprehensive review of our capital structure to insure that we can take advantage of these opportunities.”

Results from continuing operations improved sequentially with the net loss from continuing operations of $29.0 million, or $0.88 per share, on revenue of $136.2 million for the first quarter of 2021. This compares to net loss from continuing operations of $33.9 million, or $1.03 per share, on revenue of $151.7 million for the fourth quarter of 2020 and net loss from continuing operations of $16.1 million, or $0.49 per share, on revenue of $160.8 million for the first quarter of 2020. Net loss was $29.9 million for the first quarter of 2021, as compared to net loss of $33.4 million for the fourth quarter of 2020 and net loss of $18.3 million for the first quarter of 2020. EBITDA, as adjusted, was $33.1 million for the first quarter of 2021, as compared to $38.8 million for the fourth quarter of 2020 and $34.2 million for the first quarter of 2020. Loss before taxes was $21.5 million as compared to loss before taxes of $24.5 million for the fourth quarter of 2020 and loss before taxes of $6.7 million for the first quarter of 2020.

Selling, general and administrative expenses were $32.6 million in the first quarter of 2021, as compared with $28.4 million in the fourth quarter of 2020 and $33.6 million in the first quarter of 2020.

Contract Operations Segment
Contract operations revenue in the first quarter of 2021 was $81.0 million, a 4% decrease from fourth quarter of 2020 revenue of $84.0 million and a 15% decrease from first quarter of 2020 revenue of $94.8 million.

Contract operations adjusted gross margin in the first quarter of 2021 was $57.7 million, a 1% decrease from the fourth quarter of 2020 adjusted gross margin of $58.4 million and 9% decrease from the first quarter of 2020 adjusted gross margin of $63.3 million. Adjusted gross margin percentage in the first quarter of 2021 was 71%, as compared with 69% in the fourth quarter of 2020 and 67% in the first quarter of 2020.

Revenue declined sequentially primarily due to timing of projects, while adjusted margins improved due a continued focus on productivity.

Aftermarket Services Segment
Aftermarket services revenue in the first quarter of 2021 was $25.1 million, a 16% decrease from fourth quarter of 2020 revenue of $29.9 million and a 10% decrease from first quarter of 2020 revenue of $27.9 million.

Aftermarket services adjusted gross margin in the first quarter of 2021 was $5.1 million, an 8% decrease from the fourth quarter of 2020 adjusted gross margin of $5.5 million and a 24% decrease from the first quarter of 2020 adjusted gross margin of $6.7 million. Adjusted gross margin percentage in the first quarter of 2021 was 20%, as compared with 18% in the fourth quarter of 2020 and 24% in the first quarter of 2020.

Revenue declined sequentially primarily due to normal first quarter seasonality, while adjusted margin rate improved due to mix.

Product Sales Segment
Product sales revenue in the first quarter of 2021 was $30.0 million, a 21% decrease from fourth quarter of 2020 revenue of $37.8 million, and a 21% decrease from first quarter of 2020 revenue of $38.1 million.

Product sales adjusted gross margin in the first quarter of 2021 was $4.5 million, a decrease from the fourth quarter of 2020 adjusted gross margin of $5.3 million and an increase as compared to the first quarter of 2020 adjusted gross margin of $(0.8) million. Adjusted gross margin percentage in the first quarter of 2021 was 15%, as compared with 14% in the fourth quarter of 2020 and (2)% in the first quarter of 2020.

Revenue decreased sequentially driven by lower planned execution of backlog. Adjusted margin increased for the quarter due to improved mix of business.

Product sales backlog was $445.1 million at March 31, 2021, as compared to $465.3 million at December 31, 2020 and $578.2 million at March 31, 2020. Product sales bookings for the first quarter of 2021 were $9.7 million, resulting in a book-to-bill ratio of 32%. This compares to bookings of $6.0 million for the fourth quarter of 2020 and bookings of $444.8 million for the first quarter of 2020.

Conference Call Information
The Company will host a conference call at 8:00 a.m. Central Time on Tuesday, May 4, 2021. The call can be accessed from the Company’s website at www.exterran.com or by telephone at 877-524-8416. For those who cannot listen to the live call, a telephonic replay will be available through May 11, 2021 and may be accessed by calling 877-660-6853 and using the pass code 13718860. A presentation will also be posted on the Company’s website prior to the conference call.

About Exterran Corporation
Exterran Corporation (NYSE: EXTN) is a global systems and process company offering solutions in the oil, gas, water and power markets. We are a leader in natural gas processing and treatment and compression products and services, providing critical midstream infrastructure solutions to customers throughout the world. Exterran Corporation is headquartered in Houston, Texas and operates in approximately 25 countries.

For more information, contact:
Blake Hancock, Vice President of Investor Relations, at 281-854-3043
Or visit www.exterran.com

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Non-GAAP and Other Financial Information
Adjusted gross margin is defined as revenue less cost of sales (excluding depreciation and amortization expense). Adjusted gross margin percentage is defined as gross margin divided by revenue. The Company evaluates the performance of its segments based on gross margin for each segment.

EBITDA, as adjusted, a non-GAAP measure, is defined as net income (loss) excluding income (loss) from discontinued operations (net of tax), cumulative effect of accounting changes (net of tax), income taxes, interest expense (including debt extinguishment costs), depreciation and amortization expense, impairment charges, restructuring and other charges, non-cash gains or losses from foreign currency exchange rate changes recorded on intercompany obligations, expensed acquisition costs, gain on extinguishment of debt and other items.

Adjusted net income (loss) from continuing operations and diluted adjusted net income (loss) from continuing operations per common share, non-GAAP measures, are defined as net income (loss) and earnings per share, excluding the impact of income (loss) from discontinued operations (net of tax), cumulative effect of accounting changes (net of tax), impairment charges (net of tax), restructuring and other charges (net of tax), gain on extinguishment of debt, the effect of income tax adjustments that are outside of the Company’s anticipated effective tax rates and other items.

See tables below for additional information concerning non-GAAP financial information, including a reconciliation of the non-GAAP financial information presented in this press release to the most directly comparable financial information presented in accordance with GAAP. Non-GAAP financial information supplements should be read together with, and are not an alternative or substitute for, the Company’s financial results reported in accordance with GAAP. Because non-GAAP financial information is not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names.

Forward-Looking Statements
All statements in this release (and oral statements made regarding the subjects of this release) other than historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements may include words such as “guidance,” “anticipate,” “estimate,” “expect,” “forecast,” “project,” “plan,” “intend,” “believe,” “confident,” “may,” “should,” “can have,” “likely,” “future” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Examples of forward-looking information in this release include, but are not limited to: Exterran’s financial and operational strategies and ability to successfully effect those strategies; Exterran’s expectations regarding future economic and market conditions; the expected impact of COVID-19 and oil price declines on Exterran’s business; Exterran’s financial and operational outlook and ability to fulfill that outlook; demand for Exterran’s products and services and growth opportunities for those products and services; and statements regarding industry activity levels and infrastructure build-out opportunities.

These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and factors, many of which are outside Exterran’s control, which could cause actual results to differ materially from such statements. As a result, any such forward-looking statements are not guarantees of future performance or results. While Exterran believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in predicting certain important factors that could impact the future performance or results of its business. Among the factors that could cause results to differ materially from those indicated by such forward-looking statements are: conditions in the oil and natural gas industry, including a sustained imbalance in the level of supply or demand for oil or natural gas or a sustained low price of oil or natural gas, which could depress or reduce the demand or pricing for Exterran’s natural gas compression and oil and natural gas production and processing equipment and services; reduced profit margins or the loss of market share resulting from competition or the introduction of competing technologies by other companies; economic or political conditions in the countries in which Exterran does business, including civil developments such as uprisings, riots, terrorism, kidnappings, violence associated with drug cartels, legislative changes and the expropriation, confiscation or nationalization of property without fair compensation; risks associated with natural disasters, pandemics and other public health crisis, and other catastrophic events outside of Exterran’s control, including the continued spread and impact of, and the response to, the COVID-19 pandemic; changes in currency exchange rates, including the risk of currency devaluations by foreign governments, and restrictions on currency repatriation; risks associated with cyber-based attacks or network security breaches; changes in international trade relationships, including the imposition of trade restrictions or tariffs relating to any materials or products (such as aluminum and steel) used in the operation of Exterran’s business; risks associated with Exterran’s operations, such as equipment defects, equipment malfunctions, environmental discharges and natural disasters; the risk that counterparties will not perform their obligations under their contracts with Exterran or other changes that could impact Exterran’s ability to recover its fixed asset investment; the financial condition of Exterran’s customers; Exterran’s ability to timely and cost-effectively obtain components necessary to conduct its business; employment and workforce factors, including Exterran’s ability to hire, train and retain key employees; Exterran’s ability to implement its business and financial objectives, including: (i) winning profitable new business, (ii) timely and cost-effective execution of projects, (iii) enhancing or maintaining Exterran’s asset utilization, particularly with respect to its fleet of compressors and other assets, (iv) integrating acquired businesses, (v) generating sufficient cash to satisfy Exterran’s operating needs, existing capital commitments and other contractual cash obligations, including Exterran’s debt obligations, and (vi) accessing the financial markets at an acceptable cost; Exterran’s ability to accurately estimate its costs and time required under its fixed price contracts; liability related to the use of Exterran’s products and services; changes in governmental safety, health, environmental or other regulations, which could require Exterran to make significant expenditures; and Exterran’s level of indebtedness and ability to fund its business.

These forward-looking statements are also affected by the risk factors, forward-looking statements and challenges and uncertainties described in Exterran’s Annual Report on Form 10-K for the year ended December 31, 2020, and other filings with the Securities and Exchange Commission available on the Securities and Exchange Commission’s website www.sec.gov. A discussion of these risks is expressly incorporated by reference into this release. Except as required by law, Exterran expressly disclaims any intention or obligation to revise or update any forward-looking statements whether as a result of new information, future events or otherwise.

EXTERRAN CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Three Months Ended
	March 31, 2021	December 31, 2020	March 31, 2020
Revenues:
Contract operations	$81,014	$84,011	$94,788
Aftermarket services	25,120	29,909	27,909
Product sales	30,030	37,779	38,097
	136,164	151,699	160,794
Costs and expenses:
Cost of sales (excluding depreciation and amortization expense):
Contract operations	23,344	25,628	31,460
Aftermarket services	20,012	24,379	21,181
Product sales	25,573	32,517	38,931
Selling, general and administrative	32,631	28,357	33,560
Depreciation and amortization	42,499	44,156	31,951
Impairments	—	9,953	—
Restructuring and other charges	624	—	207
Interest expense	9,964	9,603	9,953
Gain on extinguishment of debt	—	(147)	—
Other (income) expense, net	3,061	1,758	294
	157,708	176,204	167,537
Loss before income taxes	(21,544)	(24,505)	(6,743)
Provision for income taxes	7,456	9,433	9,330
Loss from continuing operations	(29,000)	(33,938)	(16,073)
Income (loss) from discontinued operations, net of tax	(873)	561	(2,231)
Net loss	$(29,873)	$(33,377)	$(18,304)

Basic and diluted net loss per common share:
Loss from continuing operations per common share	$(0.88)	$(1.03)	$(0.49)
Income (loss) from discontinued operations per common share	(0.03)	0.01	(0.07)
Net loss per common share	$(0.91)	$(1.02)	$(0.56)

Weighted average common shares outstanding used in net loss per common share:
Basic and diluted	32,950	32,832	32,653

During the fourth quarter of 2020, we completed the sale of our U.S. compression fabrication business and it is now reflected as discontinued operations in our financial statements for all periods presented.

EXTERRAN CORPORATION
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31, 2021	December 31, 2020
ASSETS

Current assets:
Cash and cash equivalents	$42,575	$40,318
Restricted cash	4,078	3,410
Accounts receivable, net	188,401	198,028
Inventory	107,533	109,837
Contract assets	32,301	32,642
Other current assets	21,907	19,810
Current assets associated with discontinued operations	25,955	25,325
Total current assets	422,750	429,370
Property, plant and equipment, net	695,164	733,222
Long-term contract assets	19,324	33,563
Operating lease right of use assets	24,180	25,428
Deferred income taxes	6,824	8,866
Intangible and other assets, net	77,157	71,436
Long-term assets associated with discontinued operations	1,608	1,606
Total assets	$1,247,007	$1,303,491

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable, trade	$52,288	$60,078
Accrued liabilities	108,548	94,404
Contract liabilities	97,753	100,123
Current operating lease liabilities	6,228	6,340
Current liabilities associated with discontinued operations	7,016	13,707
Total current liabilities	271,833	274,652
Long-term debt	569,766	562,325
Deferred income taxes	1,073	1,014
Long-term contract liabilities	65,580	80,499
Long-term operating lease liabilities	28,826	29,868
Other long-term liabilities	44,162	57,159
Long-term liabilities associated with discontinued operations	1,062	2,142
Total liabilities	982,302	1,007,659
Total stockholders’ equity	264,705	295,832
Total liabilities and stockholders’ equity	$1,247,007	$1,303,491

During the fourth quarter of 2020, we completed the sale of our U.S. compression fabrication business and it is now reflected as discontinued operations in our financial statements for all periods presented.

EXTERRAN CORPORATION
UNAUDITED SUPPLEMENTAL INFORMATION
(In thousands, except percentages)

	Three Months Ended
	March 31, 2021	December 31, 2020	March 31, 2020
Revenues:
Contract operations	$81,014	$84,011	$94,788
Aftermarket services	25,120	29,909	27,909
Product sales	30,030	37,779	38,097
	$136,164	$151,699	$160,794

Segment Adjusted Gross margin:
Contract operations	$57,670	$58,383	$63,328
Aftermarket services	5,108	5,530	6,728
Product sales	4,457	5,262	(834)
Total Adjusted Gross margin	$67,235	$69,175	$69,222

Segment Adjusted Gross margin percentage:
Contract operations	71%	69%	67%
Aftermarket services	20%	18%	24%
Product sales	15%	14%	(2)%

Selling, general and administrative	$32,631	$28,357	$33,560
% of revenue	24%	19%	21%

EBITDA, as adjusted	$33,054	$38,762	$34,247
% of revenue	24%	26%	21%

Capital expenditures	$7,199	$9,759	$16,807

Revenue by Geographical Regions:
North America	$6,325	$12,977	$8,976
Latin America	60,618	64,497	76,797
Middle East and Africa	57,179	48,315	55,713
Asia Pacific	12,042	25,910	19,308
Total revenues	$136,164	$151,699	$160,794

	As of
	March 31, 2021	December 31, 2020	March 31, 2020
Contract Operations Backlog:
Contract operations services	$1,227,654	$1,100,929	$1,352,627

Product Sales Backlog:
Compression equipment	$12,562	$10,218	$72,637
Processing and treating equipment	403,718	425,292	465,535
Other product sales	28,781	29,835	40,066
Total product sales backlog	$445,061	$465,345	$578,238

Compression Equipment backlog includes sales to international customers. During the fourth quarter of 2020, we completed the sale of our U.S. compression fabrication business and it is now reflected as discontinued operations in our financial statements for all periods presented.

EXTERRAN CORPORATION
UNAUDITED NON-GAAP FINANCIAL MEASURES
(In thousands, except per share amounts)

	Three Months Ended
	March 31, 2021	December 31, 2020	March 31, 2020
Non-GAAP Financial Information—Reconciliation of total gross margin to Total adjusted gross margin:
Revenues	$136,164	$151,699	$160,794
Cost of sales (excluding depreciation and amortization expense)	68,929	82,524	91,572
Depreciation and amortization(1)	40,835	42,618	30,446
Total gross margin	26,400	26,557	38,776
Depreciation and amortization(1)	40,835	42,618	30,446
Total adjusted gross margin (2)	$67,235	$69,175	$69,222

Non-GAAP Financial Information—Reconciliation of Net loss to EBITDA, as adjusted:
Net loss	$(29,873)	$(33,377)	$(18,304)
(Income) loss from discontinued operations, net of tax	873	(561)	2,231
Depreciation and amortization	42,499	44,156	31,951
Impairments	—	9,953	—
Restructuring and other charges	624	—	207
Interest expense	9,964	9,603	9,953
Gain on extinguishment of debt	—	(147)	—
(Gain) loss on currency exchange rate remeasurement of intercompany balances	1,511	(298)	(1,121)
Provision for income taxes	7,456	9,433	9,330
EBITDA, as adjusted (3)	$33,054	$38,762	$34,247

Non-GAAP Financial Information—Reconciliation of Net loss to Adjusted net loss from continuing operations:
Net loss	$(29,873)	$(33,377)	$(18,304)
(Income) loss from discontinued operations, net of tax	873	(561)	2,231
Loss from continuing operations	(29,000)	(33,938)	(16,073)
Adjustment for items:
Impairments	—	9,953	—
Restructuring and other charges	624	—	207
Gain on extinguishment of debt	—	(147)	—
Tax impact of adjustments (4)	—	(98)	—
Adjusted net loss from continuing operations (5)	$(28,376)	$(24,230)	$(15,866)

Diluted loss from continuing operations per common share	$(0.88)	$(1.03)	$(0.49)
Adjustment for items, after-tax, per diluted common share	0.02	0.29	—
Diluted adjusted net loss from continuing operations per common share (5) (6)	$(0.86)	$(0.74)	$(0.49)

During the fourth quarter of 2020, we completed the sale of our U.S. compression fabrication business and it is now reflected as discontinued operations in our financial statements for all periods presented.

(1) Represents the portion only attributable to cost of sales.

(2) Management evaluates the performance of each of the Company’s segments based on adjusted gross margin. Total adjusted gross margin, a non-GAAP measure, is included as a supplemental disclosure because it is a primary measure used by our management to evaluate the results of revenue and cost of sales (excluding depreciation and amortization expense), which are key components of our operations. Management believes total adjusted gross margin is important supplemental information for investors because it focuses on the current performance of our operations and excludes the impact of the prior historical costs of the assets acquired or constructed that are utilized in those operations, the indirect costs associated with our SG&A activities, the impact of our financing methods, restructuring and other charges, gain on extinguishment of debt and income taxes. In addition, the inclusion of depreciation and amortization expense may not accurately reflect the costs required to maintain and replenish the operational usage of our assets and therefore may not portray the costs from current operating activity.

(3) Management believes EBITDA, as adjusted, is an important measure of operating performance because it allows management, investors and others to evaluate and compare our core operating results from period to period by removing the impact of our capital structure (interest expense from outstanding debt), asset base (depreciation and amortization), our subsidiaries’ capital structure (non-cash gains or losses from foreign currency exchange rate changes on intercompany obligations), tax consequences, impairment charges, restructuring and other charges, expensed acquisition costs, gain on extinguishment of debt and other items. Management uses EBITDA, as adjusted, as supplemental measures to review current period operating performance, comparability measures and performance measures for period to period comparisons. In addition, the Company's compensation committee has used EBITDA, as adjusted, in evaluating the performance of the Company and management and in evaluating certain components of executive compensation, including performance-based annual incentive programs.

(4) The tax impacts of adjustments were based on the Company’s statutory tax rates applicable to each item in the appropriate taxing jurisdictions. Using statutory tax rates for presentation of the non-GAAP measures allows a consistent basis for investors to understand financial performance of the Company across historical periods. The overall effective tax rate on adjustments was impacted by the inability to recognize tax benefits from charges in jurisdictions that are in cumulative-loss positions.

(5) Management believes adjusted net income (loss) from continuing operations and diluted adjusted net income (loss) from continuing operations per common share provides useful information to investors because it allows management, investors and others to evaluate and compare our core operating results from period to period by removing the impact of impairment charges, restructuring and other charges, expensed acquisition costs, gain on extinguishment of debt and other items not appropriately reflective of our core business.

(6) Diluted adjusted net income (loss) from continuing operations per common share, was computed using the two-class method to determine the net income (loss) per share for each class of common stock and participating security (certain of our restricted stock and restricted stock units) according to participation rights in undistributed earnings.